Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren Steven D. Oldham (713) 789-1400
Pride International Reports Second Quarter Results
     Houston, Texas, July 28, 2005 - Pride International, Inc. (NYSE: PDE) reported net earnings and income from continuing operations for the second quarter of 2005 of $2.1 million ($.01 per diluted share) on revenues of $477.4 million. For the same period in 2004, Pride reported net income of $3.0 million ($.02 per diluted share) and income from continuing operations of $8.2 million ($.06 per diluted share) on revenues of $424.0 million. For the six-month period ended June 30, 2005, Pride reported net earnings and income from continuing operations of $18.4 million ($.12 per diluted share) on revenues of $943.5 million. For the corresponding six-month period in 2004, Pride reported a net loss of $2.9 million ($.02 per diluted share) and income from continuing operations of $12.9 million ($.09 per diluted share) on revenues of $827.7 million.
     Results for the second quarter of 2005 were affected by items totaling $17.1 million, net of tax, which reduced earnings per share by $.11. The items included, net of tax, a loss on sale of assets of $8.2 million, executive severance charges of $8.1 million, and $0.8 million related to the early retirement of debt. The severance charges relate to several executive management changes, including the Company’s Chief Executive Officer, as previously announced.
Debt Reduction
     As of June 30, 2005 total debt outstanding, including debt due within one year, was approximately $1.26 billion. The Company reduced debt during the second quarter of 2005 by approximately $390 million and by approximately $474 million during the six months ended June 30, 2005. The debt reduction includes the conversion to equity of the Company’s $300 million 2.5% senior convertible notes in March and April 2005.
Asset Sales
     In the second quarter of 2005, the Company agreed to sell two tender-assisted rigs, the Piranha and Ile de Sein, and four idle land rigs for total proceeds of approximately $75 million. The Company has completed the sale of the two tender-assisted rigs and expects to close on the sale of the land rigs by the end of the third quarter of 2005. The Company received proceeds and deposits from these sales during the second quarter totaling approximately $48 million. In July 2005, the Company received additional proceeds of approximately $25 million related to these transactions.

Operations
     Worldwide demand remained strong for the Company’s drilling rigs during the second quarter of 2005. However, planned shipyard maintenance and mobilization of eight major assets, as well as unplanned downtime on two deepwater rigs, negatively impacted operating income during the quarter. In addition, the Company recorded pre-tax losses on asset sales and executive severance charges of $13.4 million, resulting in consolidated operating income of $49.3 million. Excluding losses on asset sales and executive severance charges, consolidated operating income of $62.7 million in the second quarter increased 7.7% over the first quarter of 2005, despite the operating factors during the quarter.
     In the U.S. Gulf of Mexico segment, operating income for the quarter of $14.6 million improved $7.1 million, or 95%, over the first quarter of 2005 due primarily to improved dayrates. Average daily revenues per jackup during the second quarter of 2005 increased to $43,400, up from $38,200 during the first quarter of 2005 and $30,000 during the second quarter of 2004. All of the Company’s 10 jackups located in the U.S. Gulf of Mexico are operating under contract, as the Company activated its remaining two jackups during the quarter.
     For the Eastern Hemisphere segment, operating income in the second quarter was $31.9 million compared with $40.0 million in the first quarter. Excluding net gains and losses on asset sales in both quarters, operating income of $34.5 million in the second quarter increased $5.5 million, or 19%, from the first quarter of 2005 due to the start up of three previously idle rigs and increased dayrates, partially offset by the planned shipyard survey and maintenance of the ultra-deepwater drillship Pride Angola, the deepwater semisubmersible Pride South Pacific, and the accommodation jack-up Pride Rotterdam.
     Operating income for the Western Hemisphere segment of $7.9 million declined $9.4 million from the first quarter, primarily due to the planned shipyard survey and maintenance of the semisubmersible Pride South America and approximately 55 days of combined unplanned downtime for maintenance and repairs for the semisubmersibles Pride Carlos Walter and Pride South Atlantic.
     The Latin America Land segment’s operating income of $13.2 million was flat sequentially, as strong demand continued throughout the region, and activity in Argentina maintained record levels. For the six month period ended June 30, 2005, the Latin America Land segment’s operating income of $26.8 million increased $21.0 million, or 364%, over the year-ago period.
     In the E&P Services segment, operating income of $7.1 million increased $1.3 million, or 23%, from the first quarter of 2005, reflecting continued strong market conditions and the completion of lower-margin projects. For the six months ended June 30, 2005, the E&P Services segment’s operating income of $12.9 million increased $8.4 million, or 185%, over the corresponding six-month period in 2004.
     Louis A. Raspino, President and Chief Executive Officer, commented, “We are pleased with the improvement in results over the first quarter. However, the results are not nearly as dramatic as market conditions suggest, due primarily to significant planned shipyard time for several of our major assets which continued into the second quarter. We have now reached the end of a three-quarter period of planned maintenance on many our largest assets, and we are looking forward to significant improvement in operating results in the second half of the year.”

     The Company will host a conference call at 9:00 a.m. central time on Friday, July 29, 2005 to further discuss results for the quarter, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing toll free
     (888) 283-3870 in the United States or (712) 257-2124 outside of the United States. The conference leader will be Louis Raspino, President and Chief Executive Officer, and the password is “PRIDE.” In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet and can be accessed in the Investor Relations section of the Company’s corporate web site at www.prideinternational.com.
     A replay of the conference call, as well as an update of the contract status of the Company’s rig fleet and historical financial statements will be available on the Company’s web site.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 288 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 29 jackup rigs, and 18 tender-assisted, barge and platform rigs, as well as 227 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
REVENUES	$477,352	$424,028	$943,513	$827,703
OPERATING COSTS, excluding depreciation and amortization	330,560	277,200	653,828	550,890
DEPRECIATION AND AMORTIZATION	64,539	66,449	129,681	132,395
GENERAL AND ADMINISTRATIVE, excluding depreciation and amortization	30,348	20,392	49,915	32,990
(GAIN) LOSS ON SALE OF ASSETS, net	2,600	(243)	(9,103)	(364)

EARNINGS FROM OPERATIONS	49,305	60,230	119,192	111,792
OTHER INCOME (EXPENSE)
Interest expense	(22,357)	(29,124)	(47,354)	(58,933)
Interest income	305	780	654	1,087
Other income (expense), net	2,691	483	1,331	(944)

Total other expense, net	(19,361)	(27,861)	(45,369)	(58,790)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	29,944	32,369	73,823	53,002
INCOME TAX PROVISION	23,627	19,648	46,754	29,776
MINORITY INTEREST	4,229	4,478	8,658	10,323

INCOME FROM CONTINUING OPERATIONS	2,088	8,243	18,411	12,903
LOSS ON DISCONTINUED OPERATIONS	—	(5,267)	—	(15,827)

NET EARNINGS (LOSS)	$2,088	$2,976	$18,411	$(2,924)

EARNINGS (LOSS) PER SHARE
Basic
Income from continuing operations	$0.01	$0.06	$0.13	$0.10
Discontinued operations	—	(0.04)	—	(0.12)

Net earnings (loss)	$0.01	$0.02	$0.13	$(0.02)

Diluted
Income from continuing operations	$0.01	$0.06	$0.12	$0.09
Discontinued operations	—	(0.04)	—	(0.11)

Net earnings (loss)	$0.01	$0.02	$0.12	$(0.02)

SHARES USED IN PER SHARE CALCULATIONS
Basic	153,990	135,681	146,076	135,611
Diluted	156,617	137,435	148,800	137,782

PRIDE INTERNATIONAL, INC.
RESULTS BY OPERATING SEGMENT
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Eastern Hemisphere	$141,082	$140,788	$284,954	$283,759
Western Hemisphere	104,811	116,673	213,980	225,834
U.S. Gulf of Mexico	59,141	30,199	109,362	57,219
Latin America Land	121,857	94,858	233,729	183,818
E & P Services	50,429	33,064	101,063	67,288
Corporate and Other	32	8,446	425	9,785

Total	$477,352	$424,028	$943,513	$827,703

Earnings (loss) from operations:
Eastern Hemisphere	$31,918	$40,522	$71,890	$78,735
Western Hemisphere	7,904	30,568	25,192	52,588
U.S. Gulf of Mexico	14,617	(2,097)	22,133	(6,624)
Latin America Land	13,194	4,326	26,758	5,769
E & P Services	7,114	1,686	12,897	4,526
Corporate and Other	(25,442)	(14,775)	(39,678)	(23,202)

Total	$49,305	$60,230	$119,192	$111,792

PRIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,929	$37,100
Restricted cash	9,848	9,917
Trade receivables, net	397,434	329,309
Parts and supplies, net	72,006	66,692
Other current assets	109,323	116,533

Total current assets	622,540	559,551
PROPERTY AND EQUIPMENT, net	3,182,034	3,281,848
OTHER ASSETS
Investments in and advances to affiliates	58,732	46,908
Goodwill	68,450	68,450
Other assets	91,724	81,567

Total other assets	218,906	196,925

	$4,023,480	$4,038,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$191,194	$162,602
Accrued expenses	234,059	214,843
Debt due within one year	54,828	48,481

Total current liabilities	480,081	425,926

OTHER LONG-TERM LIABILITIES	49,137	35,796
LONG-TERM DEBT	1,206,221	1,686,251
DEFERRED INCOME TAXES	77,627	60,984
MINORITY INTEREST	121,944	113,305
STOCKHOLDERS’ EQUITY	2,088,470	1,716,062

	$4,023,480	$4,038,324

PRIDE INTERNATIONAL, INC.
RECONCILIATION OF EARNINGS (LOSS) FROM OPERATIONS
TO EARNINGS FROM OPERATIONS (EXCLUDING
EXECUTIVE SEVERANCE AND (GAIN) LOSS ON SALE OF ASSETS)
For the three-month periods ended June 30, 2005 and March 31, 2005
(In millions)
(unaudited)

	Eastern Hemisphere		Western Hemisphere		U.S. Gulf of Mexico
	1st Qtr	2nd Qtr	1st Qtr	2nd Qtr	1st Qtr	2nd Qtr
	2005	2005	2005	2005	2005	2005
Earnings (loss) from operations	$40.0	$31.9	$17.3	$7.9	$7.5	$14.6
Executive severance	–	–	–	–	–	–
(Gain) loss on sale of assets	(11.0)	2.6	–	–	–	–

Earnings from operations (excluding executive severance and gain on sale of assets)	$29.0	$34.5	$17.3	$7.9	$7.5	$14.6

	Latin America Land		E&P Services		Corporate and Other
	1st Qtr	2nd Qtr	1st Qtr	2nd Qtr	1st Qtr	2nd Qtr
	2005	2005	2005	2005	2005	2005
Earnings (loss) from operations	$13.6	$13.2	$5.8	$7.1	$(14.2)	$(25.4)
Executive severance		–		–		10.8
(Gain) loss on sale of assets	(0.6)	–	(0.1)	–	(0.1)	–

Earnings from operations (excluding executive severance and gain on sale of assets)	$13.0	$13.2	$5.7	$7.1	$(14.3)	$(14.6)

	Total
	1st Qtr	2nd Qtr
	2005	2005
Earnings (loss) from operations	$69.9	$49.3
Executive severance	–	10.8
(Gain) loss on sale of assets	(11.7)	2.6

Earnings from operations (excluding executive severance and gain on sale of assets)	$58.2	$62.7

     Earnings from operations excluding gain and loss on sale of assets and executive severance charges is a “non-GAAP financial measure.” Management provides it as a supplemental disclosure because management believes that it provides investors useful information in evaluating the performance of the underlying operations. This measure is not a substitute for the measures of earnings from operations and net earnings as calculated under generally accepted accounting principles.